--------------------------------------------------------------------------------

                                  NEWS RELEASE
                                February 1, 2002
                 ---------------------------------------------
                             KANKAKEE BANCORP, INC.
                        ---------------------------
                        310 South Schuyler Avenue
                        P.O. Box 3                        (815) 937-4440
                        Kankakee, IL 60901-0003       Fax (815) 937-3674

For more information contact:
     William Cheffer, Chairman
     Larry D. Huffman, President and CEO
     Michael A. Stanfa, Executive Vice President          For Immediate Release
     Ronald J. Walters, Vice President and Treasurer
--------------------------------------------------------------------------------

                    KANKAKEE BANCORP ANNOUNCES 2001 EARNINGS,
                    ----------------------------------------
              ANNUAL MEETING DATE AND PAYMENT OF QUARTERLY DIVIDEND
              -----------------------------------------------------

     Kankakee, Illinois....(February 1, 2002) Kankakee Bancorp, Inc. (AMEX:KNK),
today released the financial results for the year and the quarter ended December 31, 2001. The Company reported net income of $3.3 million for the year and $876,000 for the quarter, compared to $2.6 million and $707,000 for the comparable 2000 periods. Basic earnings per share were $2.68 and $.72 for the year and quarter ended December 31, 2001, respectively, compared to $2.05 and $.56 for the comparable 2000 periods. Diluted earnings per share were $2.62 and $.71 for the year and quarter ended December 31, 2001, respectively, compared to $1.99 and $.54 for the comparable 2000 periods.

     According to Chairman William Cheffer, "The business plan and strategies implemented over the past two years have yielded a significant improvement in the Company's results. Diluted earnings per share more than doubled, rising from $1.28 in 1999 to $1.99 in 2000 to $2.62 in 2001. Controlled growth and an increase in the ratio of loans to total earning assets have led to a higher level of net earning assets and an improved return on equity. As strategies are modified to address ever-changing economic conditions, we are confident that our results for 2002 will be

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

even stronger."

     Net income for the year ended December 31, 2001 was $677,000, or 26.2%, greater than net income for 2000. Net income for the fourth quarter of 2001 was $169,000, or 23.9%, greater than for the fourth quarter of 2000. The increase in diluted earnings per share was 31.7% and 31.5% for the year and quarter ended December 31, 2001, respectively.

                                Quarterly Results
                                -----------------

     During the fourth quarter of 2001, net interest income before provision for losses on loans was $3.7 million, or $411,000 (12.4%) more than for the same period in 2000. The annualized return on assets for the fourth quarter of 2001 was .71% compared to .62% for the fourth quarter of 2000.

     The provision for losses on loans was $308,000 for the fourth quarter of 2001 compared to $30,000 for the fourth quarter of 2000. There were several factors which resulted in the higher level of provision for losses on loans during 2001. Among these were an increase in outstanding loans, a reassessment of the methodology used to determine the adequacy of the reserve for losses on loans and a higher level of classified assets.

     Other income increased by $319,000, or 48.5%, from $656,000 for the fourth quarter of 2000 to $975,000 for the fourth quarter of 2001. During the fourth quarter of 2001, net gains of $216,000 were recognized on the sale of loans held for sale. This represents an increase of $220,000 compared to the fourth quarter of 2000, during which a net loss of $4,000 was recognized on loans held for sale. In addition, there were increases of $126,000 (23.4%) in fee income and $26,000 (34.6%) in other income. The increase in fee income was primarily due to an increase in the number of checking accounts. The increases were partially offset by a decrease of $13,000 (29.2%) in insurance commissions and a loss of $40,000 on the sale of securities held for sale.

     General and administrative expenses for the fourth quarter of 2001 were $3.1 million compared to $2.9 million for the fourth quarter of 2000. This represented an increase of $203,000, or 7.0% for the period. The increase was due primarily to increases in compensation and benefits of $182,000 (12.6%), other expenses of $12,000 (2.2%), occupancy costs of $7,000 (2.4%), data processing costs of $8,000 (7.9%) and telephone and postage costs of $19,000 (20.8%). These increases were partially offset by decreases of $23,000 (13.4%) in furniture and equipment costs and $5,000 (42.1%) in provision for losses on foreclosed assets.

                                Results for 2001
                                ----------------

     Net interest income before provision for losses on loans was $14.0 million for the year ended December 31, 2001, compared to $12.9 million for the year ended December 31, 2000, an increase of $1.1 million, or 8.7%. The net interest margin for 2001 was 3.16% compared to 3.25% for 2000. The return on assets for 2001 was .69%, compared to .60% for 2000.

     Other income increased by $1.1 million, or 43.4%, from $2.5 million for 2000, to $3.6 million for 2001. A significant component of the increase was the result of a gain of $441,000 on the sale of securities available-for-sale. In addition, there were increases of $411,000 (21.1%) in fee income, $329,000 (from less than $500 during 2000) in gain on the sale of loans, $37,000 (10.5%) in other income, and $9,000 (49.2%) in gain on the sale of real estate held for sale. These increases were partially offset by a decrease of $84,000 (44.9%) in insurance commissions and by the absence of a recurrence in 2001 of a $12,000 gain on the sale of office related property which occurred in 2000.

     General and administrative expenses for 2001 increased by $758,000, or 6.6%, to $12.2 million from $11.5 million for 2000. There were increases of $248,000 (12.8%) in other expenses, $307,000 (5.0%) in compensation and benefits, $144,000 (13.1%) in occupancy costs, $47,000 (13.7%) in advertising, $69,000 (19.1%) in telephone and postage expenses and $43,000

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(11.9%) in data processing services. These increases were partially offset by decreases of $48,000 (7.0%) in furniture and equipment expenses and $48,000 (34.7%) in provision for losses on foreclosed assets.

                               Financial Condition
                               -------------------

     The Company's total assets were $490.3 million at December 31, 2001, an increase of $30.4 million, or 6.6%, from total assets of $459.9 million at December 31, 2000. Increases in net loans of $54.8 million (16.2%) and in cash and cash equivalents of $1.5 million (6.0%) were partially offset by decreases of $22.4 million (39.2%) in investment securities and $4.4 million (27.5%) in mortgage-backed securities.

     Stockholders' equity per share of common stock increased by $2.75 to $33.86 at December 31, 2001 from $31.11 at December 31, 2000. The increase was primarily due to net income for the year and the change, net of related income taxes, in the market value of investment and mortgage-backed securities. These increases were partially offset by the payment of dividends and the net activity in treasury stock. Stockholders' equity totaled $41.2 million at December 31, 2001, reflecting an increase of $1.9 million compared to December 31, 2000. At December 31, 2001, the capital ratios of Kankakee Federal Savings Bank, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

     The annualized return on stockholders' equity was 8.5% and 8.2% for the quarter and year ended December 31, 2001, respectively, compared to 7.3% and 7.0% for the comparable 2000 periods.

                   Stock Repurchase Programs and Stock Options
                   -------------------------------------------

     During the quarter ended December 31, 2001, no shares of common stock were repurchased by the Company. During 2001, a total of 64,200 shares of common stock were repurchased at a total cost of $1.5 million. Through December 31, 2001, a total of $14.4 million had been used to repurchase 669,507 shares of common stock under repurchase programs. Subsequent to December 31, 2001 and through February 1, 2002, no shares of common stock were repurchased.

     On January 8, 2002, the Company's Board of Directors approved the repurchase of up to 90,000 shares of the Company's common stock from February 1, 2002 through January 31, 2003.

     Options on 10,950 shares of common stock were exercised during the fourth quarter of 2001. As of December 31, 2001, a total of 533,642 shares of common stock were held as treasury stock. Between January 1, 2002 and February 1, 2002, options on 4,000 shares of common stock were exercised. Through February 1, 2002, the Company had received no additional notification of the intention of option holders to exercise options.

               Kankakee Bancorp Announces a First Quarter Dividend
               ---------------------------------------------------

     Kankakee Bancorp also announced today that on January 8, 2002, the Board of Directors declared a cash dividend of twelve cents a share for the first quarter of 2002. The dividend will be paid on February 28, 2002 to stockholders of record on February 8, 2002. The Company has paid a dividend in every quarter since the dividend program was instituted during the first quarter of 1995.

                 Kankakee Bancorp Announces Annual Meeting Date
                 ----------------------------------------------

     Kankakee Bancorp announced today that its Annual Meeting of Stockholders will be held at 10:00 a.m. on Friday, April 26, 2002, at Sully's-Sullivan's Warehouse, a banquet facility located at 555 South West Avenue, Kankakee, Illinois 60901. Stockholders of record at the close of business on March 4, 2002 are the stockholders entitled to vote at the meeting and any adjournments or postponements of the meeting.

     Kankakee Bancorp and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the

Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

                                      # # #

                              Financial Highlights
                   Condensed Consolidated Statements of Income
                                    Attached


This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements.

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                                  (Unaudited)
                                                         Three Months Ended December 31,
                                                           2001                  2000
                                                         -------               -------
Total interest income                                    $ 8,094               $ 8,247
Total interest expense                                     4,360                 4,924
                                                         -------               -------
Net interest income                                        3,734                 3,323
     Provision for losses on loans                           308                    30
                                                         -------               -------

Net interest income after
     provision for losses on loans                         3,426                 3,293
Other income:
     Net gain on sales of assets                             178                    (2)
     Fee income                                              663                   538
     Other                                                   133                   120
                                                         -------               -------

Total other income                                           974                   656
Other expenses:
     General and administrative                            3,083                 2,880
                                                         -------               -------

Income before income taxes                                 1,317                 1,069
Income tax expense                                           441                   362
                                                         -------               -------
Net income                                               $   876               $   707
                                                         =======               =======
Net income                                               $   876               $   707
Other comprehensive income:
     Unrealized gains (losses) on available-for-sale
     securities, net of related income taxes                (225)                  790
                                                         -------               -------
Comprehensive income                                     $   651               $ 1,497
                                                         =======               =======
Basic earnings per share                                 $  0.72               $  0.56
                                                         =======               =======
Diluted earnings per share                               $  0.71               $  0.54
                                                         =======               =======

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)            3.12%                 3.13%
     Return on assets (ratio of net income to
      average total assets)                                 0.71%                 0.62%
     Return on equity (ratio of net income
      to average equity)                                    8.49%                 7.29%

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                           (Unaudited)
                                                     Year Ended December 31,
                                                        2001           2000
                                                    -----------     ---------
Total interest income                               $    32,759     $  30,339
Total interest expense                                   18,729        17,437
                                                    -----------     ---------
Net interest income                                      14,030        12,902
     Provision for losses on loans                          502            50
                                                    -----------     ---------

Net interest income after
     provision for losses on loans                       13,528        12,852
Other income:
     Net gain on sales of assets                            758            30
     Fee income                                           2,353         1,942
     Other                                                  493           542
                                                    -----------     ---------

Total other income                                        3,604         2,514
Other expenses:
     General and administrative                          12,231        11,472
                                                    -----------     ---------

Income before income taxes                                4,901         3,894
Income tax expense                                        1,640         1,310
                                                    -----------     ---------
Net income                                          $     3,261     $   2,584
                                                    ===========     =========
Net income                                          $     3,261     $   2,584
Other comprehensive income:
     Unrealized gains on available-for-sale
     securities, net of related income taxes                489         1,211
                                                    -----------     ---------
Comprehensive income                                $     3,750     $   3,795
                                                    ===========     =========
Basic earnings per share                            $      2.68     $    2.05
                                                    ===========     =========
Diluted earnings per share                          $      2.62     $    1.99
                                                    ===========     =========

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)           3.16%         3.25%
     Return on assets (ratio of net income to
      average total assets)                                0.69%         0.60%
     Return on equity (ratio of net income
      to average equity)                                   8.20%         6.95%

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                  (Dollars in Thousands, Except Per Share Data)

                                                                         (Unaudited)
                                                                         December 31,
                                                                     2001           2000
                                                                -------------  ------------
Selected Financial Condition Data:
     Total assets                                                $  490,280    $  459,894
     Net loans, including loans held for sale                       394,618       338,956
     Allowance for losses on loans                                    2,582         2,156
     Mortgage-backed securities                                          37            67
     Mortgage-backed securities - available-for-sale                 11,636        16,051
     Investment securities, including certificates of deposit         1,515         1,498
     Investment securities-available-for-sale                        34,755        57,170
     Deposits                                                       415,467       388,050
     Total borrowings                                                30,000        29,000
     Unrealized gains on securities available-
         for-sale, net of related income taxes                          605           116
     Stockholders' equity                                            41,191        39,289

     Shares outstanding                                           1,216,358     1,263,108

Stockholders' equity per share                                   $    33.86    $    31.11

Selected asset quality ratios:
     Non-performing assets to total assets                             0.45%         0.76%
     Allowance for losses on loans to non-performing loans           230.33%        83.89%
     Classified assets to total assets                                 1.80%         1.29%
     Allowance for losses on loans to classified assets               29.32%        36.34%

Non-performing asset analysis:
     Non-accrual loans                                           $      730    $      680
     Loans past due 90 days and accruing                                391         1,890
     Real estate owned and repossessed assets                           469           478
     Restructured Troubled Debt                                         611           439
                                                                -----------    ----------
Total                                                            $    2,201    $    3,487
                                                                ===========    ==========


                                                                   Three Months
                                                                       Ended
                                                                     12/31/01
                                                                    (Unaudited)
                                                                   ------------
Financial condition averages:
     Total assets                                                  $  486,161
     Earning assets                                                   456,737
     Net loans, including loans held for sale                         391,250
     Stockholders' equity                                              40,958
     Deposits                                                         412,247
     Borrowings                                                        30,000

Average outstanding shares, including equivalents                   1,235,689